Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:06 PM 02/01/2013
FILED 05:03 PM 02/01/2013
SRV 130122191 - 3700962 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

PGA HOLDINGS, INC.

PGA Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.              The name of the Corporation is PGA Holdings, Inc.

2.              The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 8, 2003 (the “Certificate of Incorporation”).

3.              This Certificate of Amendment, which amends the Certificate of Incorporation, was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.              The Certificate of Incorporation is hereby amended to add an Article VIII as follows:

“EIGHT:                                              Board of Directors

At all meetings of the Board of Directors a majority of the entire Board, so long as such majority includes at least two directors that are employees of Vestar Capital Partners, L.P. (“VCP Representatives”), shall be necessary to, and shall constitute a quorum for, the transaction of business, unless otherwise provided by any applicable provision of law. The act of a majority of the directors present at the time of the vote, so long as such majority includes at least two directors that are VCP Representatives, if a quorum is present at such time, shall be the act of the Board, unless otherwise provided by an applicable provision of law. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided any action taken is approved by at least a majority of the required quorum for such meeting, so long as such majority includes at least two directors that are VCP Representatives. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, until a quorum shall be present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board, and the individual directors shall have no power as such.”

5.              This Certificate of Amendment shall be effective as of the date of its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on January 30, 2013.

/s/ Norman W. Alpert
Name: Norman W. Alpert
Title:

[Signature Page for PGA Holdings, Inc. Certificate of Amendment to the Certificate of Incorporation]

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:32 AM 03/12/2008
FILED 09:45 AM 03/12/2008
SRV 080306932 - 3700962 FILE

CERTIFICATE OF MERGER

OF

PG MERGERSUB, INC.

INTO

PGA HOLDINGS, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), PGA Holdings, Inc. (“PGA Holdings”), a Delaware corporation, does hereby certify the following information relating to the merger of PG MergerSub, Inc. (“PG MergerSub”), a Delaware corporation, into PGA Holdings:

FIRST: That the name and state of incorporation of each of the constituent corporations in the merger are as follows:

Name	State of Incorporation

PGA Holdings, Inc.	Delaware

PG MergerSub, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger dated as of January 27, 2008 (the “Merger Agreement”), among PGA Holdings, PG Holdco, LLC, a Delaware limited liability company, and PG MergerSub, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

THIRD: PGA Holdings shall be the surviving corporation (the “Surviving Corporation”) of the merger of PG MergerSub into PGA Holdings (the “Merger”) and the name of the surviving corporation will be “PGA Holdings, Inc.”

FOURTH: That, as of the effective time of the Merger, the certificate of incorporation of PGA Holdings as in effect immediately prior to the Merger shall be amended and restated in its entirety in the form attached hereto as Annex A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or modified as provided therein or by applicable law.

FIFTH: That the executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is c/o Vestar Capital Partners V, L.P., 245 Park Avenue, 41st Floor, New York, New York 10167.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: This Certificate of Merger shall become effective at the time of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, PGA Holdings, Inc. has caused this Certificate of Merger to be executed as of March 12, 2008.

PGA HOLDINGS, INC.

By:	/s/ Glenn Kaufman
	Name:	Glenn Kaufman
	Title:	President and Director

Annex A

CERTIFICATE OF INCORPORATION

OF

PGA HOLDINGS, INC.

1.                                      The name of the Corporation is PGA Holdings, Inc.

2.                                      The registered office and registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

3.                                      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.                                      The total number of shares of capital stock that the Corporation shall have the authority to issue is 16,000 shares of Common Stock, par value $.01 per share.

5.                                      The Board of Directors of the Corporation, acting by majority vote, may adopt, alter, amend or repeal the By-Laws of the Corporation.

6.                                      Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. A repeal or modification of this Article 6 by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

7.                                      Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of the Directors of the Corporation need not be by written ballot.